UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2007

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

Land Sales

On December 26, 2007 and January 7, 2008, William Lyon Homes, Inc., a California corporation (“Lyon California”) and subsidiary of William Lyon Homes, a Delaware corporation (“WLH”), entered into ten separate purchase and sale agreements with various affiliates of Resmark Equity Partners, LLC (the “Resmark Agreements”). Pursuant to the Resmark Agreements, Lyon California agreed to sell to the Resmark affiliates 604 residential lots and 5 model homes in 10 communities in Orange County, San Diego County, and Ventura County, California for an aggregate purchase price of $90.6 million in cash. The purchase and sale of 404 of the residential lots and the 5 model homes closed on December 27, 2007 (for an aggregate consideration of approximately $65.9 million) and the remainder of the residential lots closed on January 9, 2008. Prior to the sale, the collective net book value of these lots (as reflected in WLH’s financial statements) was approximately $210.7 million. Lyon may consider entering into future agreements with the various affiliates of Resmark Equity Partners, LLC to build and market homes in 5 of the 10 communities on behalf of the affiliates. For such services, Lyon California would receive fees and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved. Certain of the Resmark affiliates have an option to acquire an additional 23 model homes in 6 of the 10 communities.

Amendments to Loan Agreements

Lyon California has seven revolving credit facilities which previously had an aggregate maximum loan commitment of $560.0 million. Each of the revolving credit facilities requires Lyon California and WLH (“the Company”) to comply with a number of covenants. Upon consummation of the land sales transactions described above, the Company would not have been in compliance with the tangible net worth covenants in certain of the revolving credit facilities. The Company has reached agreement with each of the lenders to modify the terms of the respective revolving credit facilities so that upon consummation of the land sales transactions described above, the Company would be in compliance with the modified terms. As of the current date, Lyon California and one lender have completed the documentation of the modified credit agreements (see discussion below). The documentation of the modified credit agreements for the remaining lenders is currently in process.

Under the modified revolving credit facilities, the aggregate maximum loan commitment is reduced to $410.0 million and the Company is required to comply with a number of covenants, the most restrictive of which require the Company to maintain:

•	A tangible net worth, as defined, of $175.0 million;

•	A ratio of total liabilities to tangible net worth, each as defined, of less than 5.00 to 1; and

•	Minimum liquidity, as defined, of at least $20.0 million.

Effective December 28, 2007, Lyon California entered into that certain Third Amendment to Amended and Restated Revolving Line of Credit Loan Agreement, with California Bank & Trust (the “CBT Amendment”) .. Concurrently therewith, Lyon California executed a related Sixth Amended and Restated Construction Loan Promissory Note in favor of California Bank & Trust (the “Amended CBT Note”). The CBT Amendment amends the Amended and Restated Revolving Line of Credit Loan Agreement, dated as of September 16, 2004, with California Bank & Trust (the “CBT Loan Agreement”). Among other things, the CBT Amendment and related Amended CBT Note decrease the maximum commitment amount under the CBT Loan Agreement from $70 million to $50 million and modifies various financial covenants under the CBT Loan Agreement (including without limitation a modification of the tangible net worth requirement to $175 million). The CBT Amendment also defers the Company’s compliance with the Maximum Total Liabilities-to-Tangible Net Worth Ratio (as defined) covenant until after January 1, 2009.

Deferred Compensation Plan Amendments

On December 26, 2007, the Board of Directors of WLH terminated the William Lyon Homes Executive Deferred Compensation Plan adopted as of February 11, 2002 (the “2002 Plan”), effective January 2, 2008. Upon termination of the 2002 Plan, all benefits thereunder are to be distributed in one lump sum as soon as practicable thereafter.

In addition, on December 26, 2007, the Board of Directors of WLH amended the William Lyon Homes 2004 Executive Deferred Compensation Plan (the “2004 Plan”). Under this amendment (i) no further deferral elections or corporate discretionary contributions shall be made under Article 3 of the 2004 Plan and (ii) each participant shall be deemed to have elected to receive the balance of his or her deferral account under the 2004 Plan in one lump sum distribution on January 2, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets

Reference is made to the disposition of assets pursuant to the land sales described in Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2008

WILLIAM LYON HOMES

By:	/s/ MICHAEL D. GRUBBS
Name:	Michael D. Grubbs
Its:	Senior Vice President, Chief Financial Officer and Treasurer

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